Exhibit 99.2

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATING DATA

Quarter Ended July 29, 2007

(Unaudited)

(Dollars in thousands, except price per unit)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply			Company
	Homes	Trailers	Trailers	Total	Group	Group		Other	Total

Operating revenues	$273,681	$63,652	$21,920	$359,253	$144,208	$6,781	(A)	$—	$510,242

Units sold	2,433	3,386	2,230	8,049	3,813
Single-sections					907
Multi-sections					2,658
Modulars					248
Class As	1,735
Class Cs	698
Conventional trailers		2,725
Fifth-wheel trailers		661

Average selling price per unit	$112,487	$18,799	$9,830	NM	$37,820

Gross profit percent	13.9%	(1.7)%	19.1%	11.5%	22.3%	12.2%		NM	15.0%

Operating income (loss)	$9,003	$(7,425)	$331	$1,909	$5,028	$752		$(1,665)	$6,024

Operating margin	3.3%	(11.7)%	1.5%	0.5%	3.5%	11.1%		NM	1.2%

Depreciation	$1,398	$409	$253	$2,060	$1,337	$349		$1,378	$5,124

Capital expenditures (est.)	$119	$379	$14	$512	$985	$305		$295	$2,097

(A)	Excludes $27.2 million of intercompany sales.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATING DATA

Quarter Ended July 30, 2006

(Unaudited)

(Dollars in thousands, except price per unit)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply			Company
	Homes	Trailers	Trailers	Total	Group	Group		Other	Total

Operating revenues	$225,228	$121,686	$24,312	$371,226	$145,664	$12,881	(A)	$—	$529,771

Units sold	2,198	7,184	2,730	12,112	3,701
Single-sections					794
Multi-sections					2,907
Pre-owned
Class As	1,634
Class Cs	564
Conventional trailers		6,100
Fifth-wheel trailers		1,084

Average selling price per unit	$102,470	$16,938	$8,905	NM	$39,358

Gross profit percent	11.4%	6.8%	17.8%	10.3%	21.4%	15.1%		NM	13.8%

Operating income (loss)	$(3,478)	$(9,977)	$202	$(13,253)	$2,067	$1,248		$1,704	$(8,234)

Operating margin	(1.5)%	(8.2)%	0.8%	(3.6)%	1.4%	9.7%		NM	(1.6)%

Depreciation	$1,410	$490	$281	$2,181	$1,677	$318		$1,650	$5,826

Capital expenditures (est.)	$717	$144	$192	$1,053	$521	$362		$330	$2,266

(A)	Excludes $34.0 million of intercompany sales.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATIONAL DATA

Quarter Ended July 29, 2007

(Unaudited)

(Dollars in thousands)

	Recreational Vehicle Group
	Motor Homes	Travel Trailers	Folding Trailers	Total	Housing Group	Supply Group

Number of facilities (A)	3	5	1	9	20	3

Capacity utilization	64%	53%	76%	NM	43%	NM

Number of independent distribution points (B)	261	591	279	NM	1,346	NM

Backlog units	1,060	955	1,650	3,665	1,432	NM

Sales value (C)	$119,236	$17,953	$16,219	$153,408	$54,158	NM

Dealer inventories (units)	4,094	14,648	5,398	NM	6,078	NM

(A)	Number of active facilities at the end of the quarter.

(B)	Distribution points may represent multiple product types causing some duplication.

(C)	The number of units in the backlog multiplied by the average selling price.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATIONAL DATA

Quarter Ended July 30, 2006

(Unaudited)

(Dollars in thousands)

	Recreational Vehicle Group
	Motor Homes	Travel Trailers	Folding Trailers	Total	Housing Group	Supply Group

Number of facilities (A)	3	9	1	13	22	3

Capacity utilization (B)	59%	81%	97%	NM	43%	NM

Number of independent distribution points (C)	256	586	291	NM	1,227	NM

Backlog units	744	3,223	3,867	7,834	971	NM

Sales value (D)	$76,237	$54,591	$34,438	$165,266	$38,217	NM

Dealer inventories (units)	3,859	15,874	5,415	NM	7,176	NM

(A)	Number of active facilities at the end of the quarter.

(B)	Based on production level at the end of the period.

(C)	Distribution points may represent multiple product types causing some duplication.

(D)	The number of units in the backlog multiplied by the average selling price.

NM	Not meaningful.